Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Inna Vyadro	Paul Brauneis
Director of Investor Relations	Chief Financial Officer
Avici Systems	Avici Systems
978-964-2000	978-964-2000
ivyadro@avici.com	pbrauneis@avici.com

Avici Provides Third Quarter Revenue Outlook

North Billerica, MA, September 27, 2004— Avici Systems Inc. (NASDAQ: AVCI), today announced that it expects gross revenues for its third quarter ending September 30, 2004 will be in the range of $3.0 million to $4.0 million. As a result, the Company said it does not expect to achieve its target of 20-30% annual revenue growth in 2004.

The revenue shortfall results from delays in anticipated network build outs and timing of expected orders.

Steve Kaufman, President and CEO said, “We are clearly disappointed with this quarter’s revenue level. At the same time, we see our growth prospects strengthening in the coming year as a result of continued progress with our emerging channel business and new customer opportunities.”

The Company expects to report its third quarter earnings on October 21, 2004.

About Avici Systems

Avici Systems Inc., headquartered in North Billerica, Mass., is a leading provider of purpose-built carrier-class routing solutions for the Internet. Avici’s family of routers is designed to meet carrier requirements for the highest scalability, reliability and network availability, while lowering the total cost of building and operating their networks. The company’s routing systems provide new IP solutions to some of the world’s leading service providers. For more information, please visit us at www.avici.com.

Avici is a trademark of Avici Systems Inc.

This release contains information about Avici’s future expectations, plans, and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. When used in this press release, the word “will”, “expected” and other similar expressions are intended to identify such forward looking statements. Such risks and uncertainties include, but are not limited to, market acceptance of Avici products, services and enhancements, customer purchasing patterns and commitments, development of the market place, product development and enhancement, intensity of competition of other vendors, technological changes, reliance on distribution partners, risks associated with international expansion, and other risks set forth in Avici’s filings with the Securities and Exchange Commission.

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